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                     December 17, 2020

       Lee Rauch
       Chief Executive Officer
       Miragen Therapeutics, Inc.
       6200 Lookout Road
       Boulder, CO 80301

                                                        Re: Miragen
Therapeutics, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 20,
2020
                                                            File No. 001-36483

       Dear Ms. Rauch:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Ryan Murr, Esq.